SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2011

NETFLIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49802	77-0467272
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Winchester Circle

Los Gatos, CA

95032

(Address of principal executive offices)

(Zip Code)

(408) 540-3700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Salaries and Equity Compensation for Named Executive Officers

The Board of Directors of the Registrant established the annual salaries and monthly stock option allowances for 2012 for the Registrant’s Named Executive Officers as follows:

NAME AND POSITION	ANNUAL SALARY	ANNUAL STOCK OPTION ALLOWANCE	MONTHLY STOCK OPTION ALLOWANCE
Reed Hastings, Chief Executive Officer and Chairman of the Board	$500,000	$1,500,000	$125,000
David Wells, Chief Financial Officer	490,000	510,000	42,500
Leslie Kilgore, Chief Marketing Officer	575,000	1,325,000	110,417
Neil Hunt, Chief Product Officer	1,000,000	1,500,000	125,000
Ted Sarandos, Chief Content Officer	1,000,000	1,800,000	150,000

Each Named Executive Officer, like all of Registrant’s employees who receive stock options as part of his or her compensation package, may request that a portion of their annual salary be awarded in equity. The number of options to be granted is determined by the following formula: the monthly dollar amount of the stock option allowance / ([Fair Market Value on the date of grant] * 0.20). Each monthly grant shall be made on the first trading day of the month, shall be fully vested upon grant and shall be exercisable at a strike price equal to the Fair Market Value (as defined in the Registrant’s 2011 Stock Plan) on the date of grant. The options will be subject to the terms and conditions of the 2011 Stock Plan and will be administered on a non-discretionary basis without further action by the Registrant’s Board of Directors, provided that only the Board may change the amount or terms of future grants. These stock options are granted fully vested and can be exercised up to ten (10) years following the date of grant regardless of employment status. In addition, each Named Executive Officer, like all of the Registrant’s employees, receives an additional $10 thousand in annual compensation not reflected above that may be used to defray the cost of health benefits previously paid by the Registrant. Any portion of this allowance not utilized towards the cost of health care benefits will be paid as salary. Registrant does not currently provide a program of performance bonuses for its Named Executive Officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETFLIX, INC.
Date: December 22, 2011
/s/ DAVID HYMAN
David Hyman
General Counsel and Secretary